Exhibit 10.1

Form of Award Agreement
(Non-Qualified Stock Option)

Name of employee:

Name of plan:	1997 Stock Incentive Plan, as amended

Date of option grant:

Number of option shares:

Option price per share:

Vesting schedule:

Expiration date:

Arch Coal, Inc. (the “Company”) hereby confirms this grant of a non-qualified stock option to purchase shares of Arch Coal, Inc. common stock (the “Option”) to the above-named employee (“Participant”).  The terms of this Award Agreement and the 1997 Stock Incentive Plan, as amended (the “Plan”), shall govern the Option in all respects.  Capitalized terms used in this Award Agreement but not otherwise defined herein shall have the meanings assigned to them in the Plan.

Subject to the terms of the Plan, the Option granted hereunder shall vest and become exercisable based on the vesting schedule described above.  In addition, the Option can become exercisable upon the occurrence of other events as specified in the Plan.  Notwithstanding the foregoing and notwithstanding anything contained in the Plan to the contrary, if the Participant’s Date of Termination occurs on or after the date on which the Participant attains age 58, the Participant has five years of continuous service with the Company and/or one or more of the Related Companies immediately prior to the Date of Termination and the Participant has not been terminated for Cause, then the Option shall continue to vest and become exercisable in accordance with the vesting schedule described above, and the Option shall remain exercisable for the lesser of (i) a period of five years from the Participant’s Date of Termination or (ii) the remaining term of the Option and thereafter shall be forfeited if not exercised.

[Participant hereby agrees that the Company (and/or Participant’s employer, as appropriate) may deduct from any payroll or other amounts payable to Participant, an amount in satisfaction of and/or equal to, any tax, employee’s national insurance contributions, and any employer’s (secondary Class 1) national insurance contributions (to the extent such amounts may be lawfully reimbursed or recovered, as the case may be, from the relevant Participant), which the Company or Participant’s employer may become liable to withhold or pay in respect of any such payment.]

[This grant of an Option and the Stock to be issued upon the exercise or vesting of such Option shall be made available only to an employee of the Company or its Subsidiary in reliance of the prospectus exemption set out in Section 273(1)(f) of the Securities and Futures Act (Chapter 289) of Singapore.  Please note that neither this agreement nor any other document or material in connection with this offer of the Option and the Stock thereunder has been or will be lodged, registered or reviewed by any regulatory authority in Singapore.]

Nothing in the Plan or this Award Agreement should confer on any Participant any right to continue in the employment of the Company or interfere in any way with the right of the Company to terminate Participant’s employment at any time.

Arch Coal, Inc.

John Ziegler
Vice President — Human Resources

ACKNOWLEDGMENT

Please click the ‘accept’ button below to confirm your acceptance of the terms and conditions of this Award Agreement and the terms and conditions of the Plan within 60 days of issuance of this Agreement.  By confirming acceptance, you (a) acknowledge receipt of a copy of the Plan; (b) represent that you have read and are familiar with the Plan’s terms; (c) accept the Option subject to all of the terms and provisions of this Agreement and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms; and (d) agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Option.